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                                  EXHIBIT 99.2




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                                EGGHEAD SOFTWARE
                   EGGHEAD REPORTS PROFORMA BALANCE SHEET AS A
                               RESULT OF CGE SALE

     SPOKANE, Wash. -- (BUSINESS WIRE) -- May 15, 1996 -- Egghead, Inc. (NASDAQ:EGGS) today reported the estimated impact of the recently completed sale of its former CGE division on the company's unaudited balance sheet as of March 31, 1996.

     As a result of the CGE sale, shareholders' equity has significantly increased from approximately $139.3 million to an estimated $157.3 million, an increase of $18.1 million. Total assets of the company have significantly increased from approximately $278.5 million to an estimated $301.2 million, an increase of $22.7 million.

     The transaction moderately reduced its total receivables from approximately $84.3 million to an estimated $77.2 million. Egghead's total liabilities have modestly increased from approximately $139.3 million to an estimated
$143.9 million.

     The company has also significantly increased its cash and short term investments from approximately $49.6 million to an estimated $89 million.

     "We are very pleased to have completed the sale of CGE," stated Terry Strom, president and chief executive officer. "The transaction strengthened the company's financial position and provides an excellent foundation for Egghead to focus on our core retail business."

     The company announced its intention to sell its former CGE division to Software Spectrum on March 25, 1996, and the closing of the sale on May 13, 1996. The purchase price for the CGE division was $45 million in cash, which did not include CGE's current receivables and inventory that Egghead is liquidating in an orderly manner, resulting in total cash proceeds of approximately $90 million.

     Egghead, Inc. is a leading retailer of computer software, with 164 retail stores located throughout the country and corporate offices located in Spokane.

     The discussion in this news release regarding unaudited and proforma balance sheets and estimated net proceeds contains forward-looking statements that involve risks and uncertainties, including variances in transaction costs and proceeds from the liquidation of receivables and inventories, and other risks detailed in the company's SEC reports, including the 10-K for the year ended March 31, 1995. Actual results may differ materially.

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                                  BALANCE SHEET
                   ACTUAL MARCH 31 VS PROFORMA AFTER CGE SALE
                                     FY1996
                                     (000'S)


                                             MARCH 31               PROFORMA
                                              ACTUAL    EFFECT OF  AFTER SALE
                                            (UNAUDITED)   SALE     (UNAUDITED)
                                            -----------   ----     -----------
ASSETS
Cash & short term investments                  49,590    39,427       89,017
Receivables:
   Trade, net                                  61,735    (7,174)      54,561
   Non Trade, net                              22,593         0       22,593
     Total Receivables                         84,328    (7,174)      77,154

Merchandise inventories, net                   92,478    (1,200)      91,278
Prepaid expenses                                9,611    (7,400)       2,211
Current deferred income taxes                   6,760         0        6,760
  Total Current Assets                        242,767    23,653      266,420

Net property & equipment                       31,182    (1,000)      30,182
Non current deferred
  income taxes                                  2,918         0        2,918
Other assets                                    1,661         0        1,661
Total Assets                                  278,528    22,653      301,181

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable:
  Merchandise                                  79,039         0       79,039
  Volume license & maintenance                 31,712    (4,350)      27,362
  Non merchandise                               9,962         0        9,962
    Total accounts payable                    120,713    (4,350)     116,363
Accrued liabilities                            17,067     4,251       21,318
Income taxes payable                                0     4,700        4,700
Other current liabilities                         296         0          296
  Total Current Liabilities                   138,076     4,601      142,677
Long term liabilities                           1,183         0        1,183
  Total Liabilities                           139,259     4,601      143,860
Shareholders' Equity                          139,269    18,052      157,321
  Total Liabilities and
     Shareholders' Equity                     278,528    22,653      301,181

                                       #   #   #
      CONTACT: Egghead, Inc.
               Brian Bender, 509/891-4851
                    or
               Fi.Comm Ltd.
               Michael Newman, 800/790-0569

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